Exhibit (h.1.)

                     Transfer Agency and Services Agreement

                     TRANSFER AGENCY AND SERVICES AGREEMENT


         THIS AGREEMENT, dated as of this ___ day of December, 2003 between SIT MUTUAL FUNDS TRUST (the "Fund"), a Delaware trust, having its principal place of business at 4600 Wells Fargo Center, Minneapolis, Minnesota 55402 and PFPC, INC. ("PFPC"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.


                                   WITNESSETH


         WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, the Fund initially intends to offer shares in those Portfolios identified in the attached Exhibit 1, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14;

         WHEREAS, the Fund on behalf of the Portfolios, desires to appoint PFPC as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and PFPC desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and PFPC agree as follows:

Article  1        Definitions.

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

                  (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to PFPC from time to time.

                  (c) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

                  (d) "Commission" shall mean the Securities and Exchange Commission.

                  (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or


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         account of such a custodian pursuant to a Custodian Agreement.

                  (f) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (g) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (h) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by PFPC from a person reasonably believed by PFPC to be an Authorized Person;

                  (i) "Portfolio" shall mean each separate series of shares offered by the Fund representing an interest in a separate portfolio of securities and other assets;

                  (j) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which have become effective under the Securities Act of 1933 and the 1940 Act.

                  (k) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

                  (l) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

                  (m) "Written Instructions" shall mean a written communication signed by a person reasonably believed by PFPC to be an Authorized Person and actually received by PFPC. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2        Appointment of PFPC.

         The Fund, on behalf of the Portfolios, hereby appoints and constitutes PFPC as transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as shareholder servicing agent for the Fund and PFPC hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article  3        Duties of PFPC.

         3.1  PFPC shall be responsible for:

                  (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of PFPC annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between PFPC and the Fund.

                  (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. PFPC shall provide the Fund on a regular basis


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         with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

                  (c) Notwithstanding any of the foregoing provisions of this Agreement, PFPC shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor;
         (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 PFPC agrees that it shall perform the services set forth herein in accordance with the written schedule of Quality Standard Levels annexed hereto as Schedule B.

         3.3 In addition, the Fund shall (i) identify to PFPC in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of PFPC for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

         3.4 In addition to the duties set forth herein, PFPC shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and PFPC.

Article 4         Recordkeeping and Other Information.

         4.1 PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by PFPC for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, PFPC agrees that all such records prepared or maintained by PFPC relating to the services to be performed by PFPC hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, PFPC will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. PFPC reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5         Fund Instructions.

         5.1 PFPC will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. PFPC will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of PFPC.


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         5.2 At any time, PFPC may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for PFPC. Written Instructions requested by PFPC will be provided by the Fund within a reasonable period of time.

         5.3 PFPC, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect PFPC's right to rely on Oral Instructions.

Article  6        Compensation.

         6.1 The Fund on behalf of each of the Portfolios will compensate PFPC for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

         6.2 In addition to those fees set forth in Section 6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by PFPC in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule C may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by PFPC in the performance of its obligations hereunder.

         6.3 The Fund on behalf of each of the Portfolios agrees to pay all fees and out-of-pocket expenses within fifteen (15) days following the receipt of the respective invoice.

         6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, a revised Fee Schedule executed and dated by the parties hereto.

         6.5 The Fund acknowledges that the fees that PFPC charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and Article 12. Modifying the allocation of risk from what is stated here would affect the fees that PFPC charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk.

Article  7        Documents.

         In connection with the appointment of PFPC, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for PFPC to prepare to perform its duties hereunder, deliver or caused to be delivered to PFPC the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule E.

Article  8        Transfer Agent System.

         8.1 PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund herein (the "PFPC System").


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         8.2 PFPC hereby grants to the Fund a limited license to the PFPC System for the sole and limited purpose of having PFPC provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

Article  9        Representations and Warranties.

         9.1      PFPC represents and warrants to the Fund that:

                  (a) it is a corporation duly organized an existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorized it to enter into this Agreement;

                  (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

                  (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         9.2      The Fund represents and warrants to PFPC that:

                  (a) it is duly organized and existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Article of Incorporation and By-Laws to enter into this Agreement;

                  (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorized it to enter into this Agreement;

                  (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale;

                  (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable.

         9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PFPC DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM


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OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES
PROVIDED UNDER THIS AGREEMENT. PFPC DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article 10        Indemnification.

         10.1 PFPC shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify and hold PFPC harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against PFPC or for which PFPC may be held to be liable (a "Claim") arising out of or attributable to any of the following:

                  (a) Any actions of PFPC required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by PFPC in the performance of its duties hereunder.

                  (b) PFPC's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by PFPC from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited the prior transfer agent for the Fund, in the performance of PFPC's duties and obligations hereunder.

                  (c) The reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio.

                  (d) The offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state.

                  (e) The Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

         10.2 The Fund shall not be responsible for and PFPC shall indemnify and hold the Fund and each Portfolio harmless from and against any and all Claims made by third parties which result from a negligent act or omission to act or bad faith by PFPC in the performance of its duties hereunder.

         10.3 In any case in which the either party (the "Indemnifying Party") may be asked to indemnify or hold the other (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.4 Any claim for indemnification under this Agreement must be made prior to one year after the


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applicable  party  becomes  aware of the  event  for  which  indemnification  is claimed.

         10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be PFPC's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this Article 10 may apply.

Article  11       Standard of Care.

         11.1 PFPC shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by PFPC's own negligence, bad faith or willful misconduct or that of its employees.

         11.2 Notwithstanding the foregoing Section 11.1 or anything else contained in this Agreement to the contrary, PFPC's entire liability to the Fund for any loss or damage, direct or indirect for any cause whatsoever (including but not limited to those arising out of this Agreement), and regardless of the form of action, shall be limited to the Fund's actual direct out-of-pocket expenses which are reasonably incurred by the Fund, but shall not under any circumstances exceed the lesser of (i) an amount equivalent to the average of twelve month's fees paid to PFPC under this Agreement; or (ii) one-million dollars ($1,000,000). The foregoing limitation of liability shall not apply to damages occasioned by the intentional misconduct or gross negligence of either party.

Article  12       Consequential Damages.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PFPC, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article  13       Term and Termination.

         13.1 This Agreement shall be effective on the date first written above and shall continue in effect through December 31, 2006.

         13.2 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party; provided however, that no such cure period shall be allowed for any such material breach which occurs more than twice in any one year period. If PFPC is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of PFPC with respect to services performed prior to such termination or rights of PFPC to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

Article  14       Additional Portfolios.


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         In the event that the Fund establishes one or more Portfolios in addition to those identified in Exhibit 1, with respect to which the Fund desires to have PFPC render services as transfer agent under the terms hereof, the Fund shall so notify PFPC in writing, and if PFPC agrees in writing to provide such services, Exhibit 1 shall be amended to include such additional Portfolios.

Article  15       Confidentiality.

         15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and PFPC shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect it's own confidential information of a similar nature. The Fund and PFPC may use the Confidential Information only to exercise its rights under this Agreement. The Fund and PFPC shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and PFPC may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Fund and PFPC may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or PFPC disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         15.2     Proprietary Information means:

                  (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                  (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; and

                  (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

Article  16       Force Majeure.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes


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(whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17        Amendments.

         No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

Article 18        Assignment and Subcontracting.

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld. PFPC may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by PFPC.

Article  19       Notice.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or PFPC, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:

                  Sit Mutual Funds Trust
                  4600 Wells Fargo Center
                  Minneapolis, MN 55402
                  Attention:  President

                  To PFPC:

                  PFPC, Inc.
                  4400 Computer Drive
                  Wetboro, Massachusetts  01581
                  Attention:  President
                  with a copy to PFPC's General Counsel

Article 20        Successors.

         This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns, provided, however, that this Agreement shall not be assigned to any person other than a person controlling, controlled by or under common control with the assignor without the written consent of the other party, which consent shall not be unreasonably withheld.

Article 21        Governing Law/Venue.


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         The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and PFPC and the Fund hereby submit themselves to the exclusive jurisdiction of those courts.

Article 22        Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 23        Captions.

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 24        Publicity.

         Neither PFPC nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 25        Relationship of Parties.

         The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 26        Entire Agreement; Severability.

         26.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         26.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                                            SIT MUTUAL FUNDS TRUST

                                            By:
                                               ---------------------------------

                                            Title:
                                                  ------------------------------


                                            PFPC, INC.

                                            By:
                                               ---------------------------------

                                            Title:
                                                  ------------------------------



                                    Exhibit 1

                               LIST OF PORTFOLIOS
                               ------------------
                          Dated as of December 31, 2003


Sit Florida Tax-Free Income Fund (series A)




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                                   Schedule A

                                 DUTIES OF PFPC

         1. Shareholder Information. PFPC shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

         2. Shareholder Services. PFPC shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between PFPC and the Fund.

         3. Share Certificates.

                  (a) At the expense of the Fund, the Fund shall supply PFPC with an adequate supply of blank share certificates to meet PFPC requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, PFPC or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

                  (b) PFPC shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by PFPC of properly executed affidavits and lost certificate bonds, in form satisfactory to PFPC, with the Fund and PFPC as obligees under the bond.

                  (c) PFPC shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) PFPC shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification. PFPC shall further maintain a stop transfer record on lost and/or replaced certificates.

         4. Mailing Communications to Shareholders; Proxy Materials. PFPC will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, PFPC will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

         5.        Sale of Shares

                  (a) PFPC shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of PFPC to rely on such Written Instructions or official notice.

                  (b) In the event that any check or other order for the payment of money is returned unpaid for any reason, PFPC will endeavor to: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and
(iii) take such actions as PFPC may from time to time deem appropriate.

         6.        Transfer and Repurchase

                  (a) PFPC shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

                  (b) PFPC will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as PFPC reasonably may deem necessary.

                  (c) PFPC reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. PFPC also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which PFPC, in its good judgement, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

                  (d) When Shares are redeemed, PFPC shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

                  (e) PFPC, upon receipt of the monies paid to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the written instruction received by PFPC from the Fund.

                  (f) PFPC shall not process or effect any repurchase with respect to Shares of the Fund after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the Fund.

         7.       Dividends

                  (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to PFPC Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable to PFPC on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

                  (b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will pay to PFPC sufficient cash to make payment to the Shareholders of record as of such payment date.

                  (c) If PFPC does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, PFPC will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to PFPC.

         8. In addition to and neither in lieu nor in contravention of the services set forth above, PFPC shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

                                   Schedule B

                             QUALITY STANDARD LEVELS
                             -----------------------

1.  Timeliness of Research Requests

         Service Description:

         PFPC will provide a research and problem resolution service to the Shareholders. On a daily basis, the Fund, using either the Impress CSS system or by fax, will communicate research requests to PFPC.

         PFPC's Objective:

         PFPC's objective is to accurately respond to 98% of the research requests within the periods set forth below.

         Wire:             Complete within 24 hours
         Financial:        Complete within 48 hours
         Non-Financial:    Complete within 72 hours

2.  Manual Data Entry

         Service Description:

         PFPC provides a manual data entry service to the Fund for establishing new Shareholder accounts and monitoring existing account records.

         PFPC's Objective:

         PFPC's objective is to establish new accounts with a data accuracy rate of 98%.

3.  Accuracy and Timeliness of Shareholder Statements

         Service Description:

         Based on the mail frequency of the Fund, PFPC will produce and mail periodic statements to Shareholders. PFPC will provide the Fund with a mailing report from its Print/Mail vendor which will indicate the date on which all Shareholder statements were mailed.


         PFPC's Objective:

         PFPC's objective is to manage this service so that 99% of all statements from the Fund are accurate and are mailed no later than five
         (5) business days after the statement date.

4.  Accuracy and Timeliness of Daily Advice Mailings

         Service Description:

         PFPC will produce and send, deliver or distribute an advice to the Shareholder's account, except where suppressed pursuant to instructions received from the Fund. PFPC will provide the Fund with a mailing report from its Print/Mail vendor which will indicate the date on which all advises were mailed.

         PFPC's Objectives:

         PFPC's objective is to manage this service so that 99% of such advices are accurate and are mailed no later than two (2) business days following the date of the transaction.

5.  Timeliness of Distribution Checks and Dividend Mailings

         Service Description:

         Periodically, PFPC will create and mail checks for Fund's respective Shareholders. PFPC will provide the Fund with a mailing report from its Print/ Mail vendor indicating the date on which all dividend or distribution checks were mailed.

         PFPC's Objective:

         PFPC's objective is to manage this service so that 99% of such advices are accurate and are mailed no later than two (2) business days following the date of the transaction.

6.  Financial Control

         Service Description:

         PFPC will provide daily fund settlement reports to the Fund's accounting and custodian service providers. PFPC will reconcile the Fund's Demand Deposit Accounts on a daily basis, including investments and disbursements. Acceptable DDA Item Exceptions beyond five days include:

                  -   Client Originated Item
                  -   Shareholder Reclaim
                  -   Bank (Cash Manager) Error
                  -   Shareholder Fraudulent Activity
                  -   Fed Wire Recall
                  -   System Data Processing Limitations
                  - Miscellaneous Funding Issues with Shareholder, Cash Manager, or Custodian

         PFPC's Objective:

PFPC's objective is to reconcile all DDA transactions within five (5) business days of the transaction post date. Any exceptions, including items greater than five (5) business days, will be reported to the Fund with a general item description. Any exception must be approved by the Fund to be considered within standard.

                                   Schedule C

                                  FEE SCHEDULE
                                  ------------

1.       Standard Transfer Agency Services

         a) Annual Account Fees:

         The following fees will be calculated and payable monthly:

         Active account              $15.75  per fund position per annum
         Inactive account            $ 2.50  per fund position per annum

         Fees are billed monthly based on 1/12th of the annual fee. An inactive account is defined as having a zero balance during the entire month with no dividend payable. Inactive accounts are purged annually.

         b)  Monthly Minimum Fee:

         $2,000 per month, per cusip, excluding out-of-pocket expenses and transaction charges.

         c)  Transaction Charges:

             Retirement Plan processing:   $15.00 per fund position, per annum*
                                    $15.00 per distribution, per closed account*
                         *May be charged to the shareholder or paid by the fund.

         d) Shareholder Expenses (Which May be Incurred by the Fund): Billed as incurred

         Shareholder expenses include but are not limited to: exchange fees between funds; request for account transcript; returned checks; lost certificate bonding; overnight delivery as requested by the shareholder; wire fee for disbursement if requested by the shareholder, etc.

         e) Miscellaneous Charges (Which May be Incurred by the Fund): Billed as incurred

         The Fund shall be charged for the following products and services as applicable, ad hoc reports, ad hoc SQL time, banking services, COLD storage, digital recording, microfiche/microfilm production, magnetic media tapes and freight, and pre-printed stock, including business forms, certificates, envelopes, checks and stationary. In addition, consolidated statement, audio response and development/programming costs will be quoted upon occurrence.

2.       IMPRESSNet (Retail Version):

         a)  Annual Recurring Fee:

        -----------------------------------------------------------------
                  Number of Accounts *               Annual Fee
        -----------------------------------------------------------------
          Less than 20,000 Accounts                    $10,500
        -----------------------------------------------------------------
          Between 20,001 and 50,000 Accounts           $14,000
        -----------------------------------------------------------------
          Between 50,001 and 100,000 Accounts          $17,500
        -----------------------------------------------------------------
          Between 100,001 and 500,000 Accounts         $21,000
        -----------------------------------------------------------------
          Between 500,001 and 1,000,000 Accounts       $28,000
        -----------------------------------------------------------------

        -----------------------------------------------------------------
          Over 1,000,000 Accounts                      $35,000
        -----------------------------------------------------------------

         b) Inquiry and Transaction Fees:

         The fee for an Account Inquiry is $0.10 per occurrence. For an Account Transaction, the fee is $0.50 per occurrence. These fees are tracked and billed monthly. Inquiry and transaction fees are subject to the following monthly minimums:

         Monthly Minimums:

        -----------------------------------------------------------------------
                                                   Inquiry        Transaction
                  Number of Accounts *             Minimum           Minimum
        -----------------------------------------------------------------------
        Less than 20,000 Accounts                   $1,200            $120
        -----------------------------------------------------------------------
        Between 20,001 and 50,000 Accounts          $1,600            $160
        -----------------------------------------------------------------------
        Between 50,001 and 100,000 Accounts         $2,000            $200
        -----------------------------------------------------------------------
        Between 100,001 and 500,000 Accounts        $2,600            $260
        -----------------------------------------------------------------------
        Between 500,001 and 1,000,000 Accounts      $3,200            $320
        -----------------------------------------------------------------------
        Over 1,000,000 Accounts                     $4,000            $400
        -----------------------------------------------------------------------

         * Counted at implementation and then at each subsequent anniversary date from the date of implementation. Annual Fee and Monthly Minimums will be adjusted accordingly.

         c) Annual Hardware Maintenance Fee:$20,000 per year

         d) Impress-Net.com (Back Office): $0.05 per click

         e) Other Fees: Customization Fee: $150 per hour

3.       DAZL Services

         Monthly Maintenance Fee:                             $1,000.00
         Includes client and broker dealer access to DAZL Support Group.

         DAZL Base Transmission Fee/Record:
         Price records                                        $0.015
         Other records                                        $0.030
         (security, distribution, account master, transaction, position)

         DAZL Direct/Interactive/Trust/401K/ICI/Mgt. Co Level Fee/Record:
         Price records                                        $0.01
         Other records                                        $0.01
         (security, distribution, account master, transaction, position)

         Enhancement Fee:  $125.00/hour

4.       NSCC:
         o  $0.15 per transaction
         o  $0.10 per same day trade

5.       Training:

         o  $125 per hour per resource
         o  Travel & Entertainment is not included in hourly rate

6.       Voice Response Unit:

         o  $500 per month maintenance fee
         o  $0.23 per minute
         o  $0.10 per call

         Customization is available at $150.00 per hour.

7.       Funded/Dedicated Team/Adhocs:

         o  Funded team is $150 per hour
         o Dedicated team is $150,000 per programmer; $100,000 per BSA, and/or $80,000 per tester per year plus all merit increases, including bonuses
         o  Adhocs are $150 per hour

8.       Cost Basis Accounting:

         $0.15 per eligible account per month

9.       General:

a) PFPC may charge a service fee equal to the lesser of (i) one and one half percent (1 1/2%) per month or (ii) the highest interest rate legally permitted on any unpaid amounts, unless such amounts are ultimately determined not due in accordance with the Payment Dispute Procedure. The Fund shall also reimburse PFPC for all reasonable expenses to collect delinquent amounts, including reasonable attorneys' fees and court costs.

b) PFPC may adjust the fees described herein once per calendar year, upon thirty (30) days prior written notice, in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CIP-U) U.S. City Average, All Items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in Client's monthly fees (or the effective date absent a prior such adjustment).

                                   Schedule D

                             OUT-OF-POCKET EXPENSES
                             ----------------------

Out-of-Pocket Expenses will be billed as incurred and include, but are not limited to, postage (direct pass through to the Fund), telephone and telecommunication costs (including all lease, maintenance and line costs), proxy solicitations (including mailings and tabulations), shipping, certified and overnight mail (including related insurance), terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines, duplicating services, distribution and redemption check issuance, courier services, Federal Reserve charges for check clearance, overtime (as approved by the Fund), temporary staff (as approved by the Fund), travel and entertainment (as approved by the Fund), record retention (including retrieval and destruction costs, exit fees charged by third party record keeping vendors), third party audit reviews, insurance.

The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with PFPC. In addition, the Fund will promptly reimburse PFPC for any other unscheduled expenses incurred by PFPC whenever the Fund and PFPC mutually agree that such expenses are not otherwise properly borne by PFPC as part of its duties and obligations under the Agreement.

                                   Schedule E

                                 FUND DOCUMENTS
                                 --------------

     - Certified copy of the Articles of Incorporation of the Fund, as amended

     -    Certified copy of the By-laws of the Fund, as amended,

     - Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement

     - Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval

     - All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

     - Certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Fund

     - All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.